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                                                                    Exhibit 3.2



                              VORNADO REALTY TRUST

                             ARTICLES SUPPLEMENTARY

             SERIES D-1 8.5% CUMULATIVE REDEEMABLE PREFERRED SHARES
                   (liquidation preference $25.00 per share)



          Vornado Realty Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

          FIRST: Under a power contained in Article VI of the Amended and Restated Declaration of Trust of the Trust, as amended (the "Declaration"), the Board of Trustees of the Trust (the "Board of Trustees"), by informal action in lieu of a special meeting, classified and designated 1,100,000 shares (the "Shares") of the Preferred Stock (as defined in the Declaration), as shares of Series D-1 8.5% Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share ("Series D-1 Preferred Shares"), with the same preferences and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as are set forth in the Articles Supplementary of the Trust, relating to the Series D-1 8.5% Cumulative Redeemable Shares of Beneficial Interest, liquidation preference $25.00 per share, dated as of November 12, 1998 and filed with the Department on November 25, 1998, which upon any restatement of the Declaration, shall be deemed to be part of Article VI of the Declaration, with any necessary or appropriate changes in the enumeration or lettering of the sections or subsections thereof.

          SECOND: The Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.

          THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

          FOURTH: Each of the undersigned acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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     IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President and Chief Financial Officer and attested to by one of its Assistant Secretaries on this 22nd day of December, 1998.

                                                  VORNADO REALTY TRUST

                                                  By: /s/ Irwin Goldberg
                                                  ------------------------------
                                                      Irwin Goldberg
                                                      Vice President and Chief
                                                      Financial Officer

[Seal]

                                                  ATTEST:

                                                  /s/ Larry Portal
                                                  ------------------------------
                                                  Larry Portal
                                                  Assistant Secretary


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